Exhibit 4.49

CONFIDENTIAL	EXECUTION VERSION

AMENDED AND RESTATED ADVERTISING INVENTORY SALE AGENCY AGREEMENT

SINA CORPORATION
and
CHINA ONLINE HOUSING TECHNOLOGY CORPORATION
Dated as of August 31, 2009

Page
Schedule A:	Types of Real Estate Advertising
Schedule B:	Location of Navigation Bar leading to Leju Channels at SINA Homepage
Schedule C:	SINA Approval Procedures and Rules
Schedule D:	Fixed Location Advertising Inventory
Schedule E:	Content Promotion Location
Schedule F:	Identified Websites

AMENDED AND RESTATED ADVERTISING INVENTORY SALE AGENCY AGREEMENT
     This AMENDED AND RESTATED ADVERTISING INVENTORY SALE AGENCY AGREEMENT (this “Agreement”) is entered into on August 31, 2009 and effective upon the Effective Date (as defined below) by and between SINA CORPORATION, a corporation organized under the laws of Cayman Islands (“SINA”), and CHINA ONLINE HOUSING TECHNOLOGY CORPORATION, a corporation organized under the laws of Cayman Islands (“Leju”; collectively with SINA, the “Parties”, and individually, the “Party”).
     WHEREAS, SINA and Leju entered into a certain Real Estate Advertising Exclusive Sale Agency Agreement dated May 8, 2008 (the “Original Agency Agreement”);
     WHEREAS, SINA and CRIC Holdings Limited, a corporation organized under the laws of Cayman Islands (“CRIC”), entered into a certain Share Purchase Agreement (the “Share Purchase Agreement”) dated July 23, 2009 and a certain Memorandum of Understanding (the “MOU”) dated July 29, 2009; and
     WHEREAS, SINA and Leju desire to amend and restate the original Agency Agreement upon, and subject to, the terms and conditions of the Share Purchase Agreement and the MOU.
     NOW THEREFORE, in consideration of the mutual agreements and promises hereinafter set forth, and intending to be legally bound, SINA and Leju hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
     “Affiliate” means, when used with respect to any specified Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

     “Advertising Inventory” means any space at Internet webpage which is divided based on display period and used for posting, placing and offering advertising information and content.
     “Advertising Revenue” means the gross revenue directly earned from sale of advertising inventory as calculated in accordance with the U.S. GAAP, before excluding any bad debts and agent rebate.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the PRC.
     “Competitor” means any Person mainly engaged in operating Internet portal website.
     “CRIC Control Change” means (i) the consummation of any acquisition or purchase, directly or indirectly, by any Person or related group of Persons, that results in a Competitor owning more ordinary shares in CRIC than E-House, SINA and any of their controlled Affiliate own in the aggregate or (ii) an event pursuant to which a Competitor acquires the right to nominate a member to the board of directors of CRIC.
     “Derivative Real Estate Advertising” means any advertising related to real estate, home furnishing and building materials, and construction services, provided (i) the end advertiser of such advertising is not real estate developer, seller, leaser or any other agent, or home furnishing and building materials producer, seller or any other agent, or construction services provider; or (ii) such advertising is not used directly to promote real estate, home furnishing and building materials, and construction services, or any brand or image thereof, including any bank mortgage lending. Any Derivative Real Estate Advertising is subject to mutual agreement of the Parties pursuant to Section 1.01 (c).
     “Effective Date” means the Closing Date as defined in the Share Purchase Agreement.
     “Government Authority” means any applicable legislative body, regulatory or administrative authority, agency or commission or any court, board, bureau, instrumentality, tribunal or judicial or arbitral body.
     “Hong Kong” means the Hong Kong Special Administrative Region of the PRC.
     “Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

     “Leju Channels” means (i) “real estate” channel on SINA website (whose website is “house.sina.com.cn”) , (ii) “home furnishing” channel on SINA website (whose website is “jiaju.sina.com.cn”) , (iii) “construction” (or any other name agreed upon by the parties) channel to be added at SINA’s website by September 30, 2009, and (iv) the website of “leju.com”; provided, however that in any event, Leju Channels shall not include any webpage linked to but outside Leju Channels (including any news page on SINA website). The navigation bars for Leju Channels at SINA’s homepage are specified in the schedule B hereto.
     “Leju Control Change” means any event that results in the failure to control more than 50 percent (50%) voting rights of Leju by CRIC (including any of its controlled Affiliate).
     “Leju Wholly-owned Subsidiary” means such Person whose equity or control is wholly owned, directly or indirectly, by Leju, including Beijing Yisheng Leju Information Services Co., Ltd. and any Person whose equity is wholly owned by Beijing Yisheng Leju Information Services Co., Ltd.
     “List Price” means with respect to a specified advertising inventory, the standard price applicable to such inventory without discount, as provided and adjusted from time to time by the owner of such inventory.
     “Non-Real Estate Advertising” means any advertising other than Real Estate Advertising and Derivative Real Estate Advertising.
     “Person” means any individual, limited liability company, corporation, association, partnership, business trust, joint stock company, joint venture, trust, estate or other entity or organization of whatever nature.
     “PRC” means the People’s Republic of China; for purpose of this Agreement, excludes Hong Kong, Macau and Taiwan.
     “Real Estate Advertising” means the advertising used by (i) real estate developers, sellers, leasers or any other agents, (ii) home furnishing and building materials producers, sellers or any other agents, or (iii) construction services provider, each as end advertiser, to promote the products, services, brands and images set forth in Schedule A hereto, and any other advertising agreed by the Parties in writing. For avoidance of any doubt, Real Estate Advertising excludes Derivative Real Estate Advertising.
     “RMB” means the lawful currency of the PRC.
     “SINA Website” means the Internet website of sina.com.cn.

     “SINA Wholly-owned Subsidiary” means such Person whose equity and control is wholly owned directly or indirectly by SINA, including such Person who is wholly controlled by SINA by contract, as well as any other Person whose equity is wholly owned by such Person.
     “U.S.” means the United States of America.
     “U.S. GAAP” means the accounting standards and practices consistently applied through the period, in effect from time to time and generally accepted in the U.S.
     1.02 Definitions. The following terms have the meanings set forth in the sections set forth below:

Definition	Location
“HKIAC”	10.13(b)
“HKIAC Rules”	10.13(b)
“UIP Change Rate”	5.02(a)
“UIP Data Notice”	5.02(a)
“Fixed Location Advertising Location”	5.02(a)
“Fixed Location Advertising Annual Cap”	2.01(c)(i)
“Fixed Location Advertising Inventory”	2.01(c)(i)
“Fixed Location Giveaway Advertising Inventory”	3.02(a)
“Confidential Information”	10.01
“MOU”	Recitals
“Indemnified Party”	8.02
“Initial Term”	9.01
“Excluded Advertising Inventory”	2.01(a)
“Agency Period”	2.01(b)
“Expiration Date”	9.01
“Share Purchase Agreement”	Recitals
“Recipient”	10.01
“CRIC”	Recitals
“Leju”	Preamble
“Leju Agent”	2.02(a)
“Leju Advertising Inventory Fee”	6.03(a)
“Leju Advertising Gross Revenue”	2.01(d)
“Leju Annual Advertising Revenue”	6.02(c)
“Leju Annual Revenue Notice”	6.02(c)
“Leju Channel Advertising Inventory”	2.01(d)
“Leju Approval Procedures and Rules”	2.02(a)
“Leju Derivative Real Estate Advertising Inventory Fee”	6.04(c)
“Leju Quarterly Payment”	6.02(b)
“Leju Quarterly Advertising Revenue”	6.02(b)
“Leju Quarterly Revenue Notice”	6.02(b)
“Internal Advertising Annual Cap”	4.01(a)(ii)
“Internal Advertising Inventory”	4.01(a)
“Content Promotion Location”	4.02(a)
“Indemnifying Party”	8.02
“Disclosing Party”	10.01
“Identified Brand”	4.03(b)
“Identified Website”	4.03(b)
“Commercial Advertising Inventory”	2.01(c)(i)
“Commercial Giveaway Advertising Inventory”	3.03(a)
“Parties” or “Party”	Preamble
“Agreement”	Preamble
“SINA”	Preamble
“SINA Agent”	2.01(a)
“SINA Advertising Inventory Fee”	6.02(a)
“SINA Approval Procedures and Rules”	2.01(a)
“SINA Derivative Real Estate Advertising Inventory Fee”	6.04(a)
“Holiday Giveaway Inventory”	3.02(b)(i)

Definition	Location
“Derivative Advertising Applicantee”	2.03(a)
“Derivative Advertising Applicant”	2.03(a)
“Webpage UIP Number”	5.02(a)
“Original Agency Agreement”	Recital
“Suspension Notice”	2.01(e)
“Dispute”	10.13(a)
“Offsite Advertising Inventory”	2.01(a)
“Offsite Inventory Cap”	2.01(d)
“Designated Giveaway Inventory”	3.02(b)(ii)
“Self-Selected Giveaway Inventory”	3.02(b)(iii)
     1.03 Interpretation and Rules of Construction. In this Agreement, unless the context otherwise requires: when a reference is made in this Agreement to an Article, section or Schedule, such reference is to an Article or section of, or a Schedule to, this Agreement unless otherwise indicated;
     (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
     (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
     (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
     (e) all terms defined in this Agreement have the defined meanings when used in any document made or delivered pursuant hereto, unless otherwise defined therein;
     (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
     (g) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;
     (h) references to a Person are also to its permitted successors and assigns;

     (i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and
     (j) references to this “Agreement” include the Schedules hereto, and all amendments hereto made in accordance with the provisions of Section 10.10.
ARTICLE II
ADVERTISING INVENTORY SALE AGENCY
     2.01 Offsite Advertising Inventory Sale Agency.
     (a) Pursuant to the terms and conditions of this Agreement, SINA shall, and shall procure any SINA Affiliate operating SINA Website to, authorize Leju and any Leju Wholly-owned Subsidiary designated in writing by Leju from time to time (collectively, the “SINA Agent”), as the sole and exclusive agent of SINA for the Real Estate Advertising during the term hereof, subject to the procedures set forth in Schedule C of the advertising guidelines and inventory release guidelines of SINA (“SINA Approval Procedures and Rules”), to sell Advertising Inventory on SINA Website (“Offsite Advertising Inventory”) in connection with offering of Real Estate Advertising; provided, however, that Offsite Advertising Inventory shall not include (x) any Advertising Inventory on Leju Channels, and (y) any search Advertising Inventory on SINA Website (the foregoing Advertising Inventory under (y), “Excluded Advertising Inventory”). For avoidance of any doubt, during the term of this Agreement, neither SINA nor any SINA Affiliate operating SINA Website may directly or authorize any Person other than SINA Agent to sell any Offsite Advertising Inventory in connection with the offering of Real Estate Advertising. SINA shall have the right to amend the SINA Approval Procedures and Rules from time to time, provided that such amendment shall also be applicable to any other major advertising agent of SINA.
     (b) The period commencing from the Effective Date and ending on the Expiration Date shall be divided into eleven (11) Agency Periods (“Agency Period”), of which the first Agency Period shall commence on the Effective Date and end on December 31, 2009; each of the second through the 10th Agency Period shall be equal to one calendar year (commencing on January 1 and ending on December 31 of such year) commencing on January 1, 2010; and the 11th Agency Period shall commence on January 1, 2019 and end on Expiration Date.
     (c) During each Agency Period, SINA shall provide to SINA Agent Offsite Advertising Inventory, the total List Price of which shall be the sum of:

     (i) the total List Price of Advertising Inventory at fixed locations provided by SINA to SINA Agent and marketable to end advertisers for one or more than one year (“Fixed Location Advertising Inventory”). The locations, numbers and List Price of the Fixed Location Advertising Inventory to be provided by SINA to SINA Agent are set forth in Schedule D (subject to adjustment pursuant to this Agreement). The total List Price of Fixed Location Advertising Inventory provided by SINA to SINA Agent during any Agency Period (“Fixed Location Advertising Annual Cap”) shall be equal to (a) the product of RMB nine hundred and eighty-two thousand (982,000) multiplied by the number of Business Days during such Agency Period, or (b) such amount as agreed upon by the Parties pursuant to Section 5.03 and/or Section 5.04(a)(ii); and
     (ii) the total List Price of Advertising Inventory offered by SINA to SINA Agent other than Fixed Location Advertising, including banner advertising, button advertising and text linkage (“Commercial Advertising Inventory”). The location and display period in connection with the offering of Commercial Advertising Inventory shall be determined and adjusted from time to time upon agreement of the Parties subject to the SINA Approval Procedures and Rules.
     (d) the total List Price of Offsite Advertising Inventory provided by SINA to SINA Agent in any Agency Period shall not exceed the product of the total Advertising Revenue earned by Leju and its Affiliates from the sale of Advertising Inventory at Leju Channels (“Leju Channel Advertising Inventory”) and Offsite Advertising Inventory in such Agency Period (“Leju Advertising Gross Revenue”) multiplied by N and further multiplied by four (4) (“Offsite Inventory Cap”), of which N represents thirty-three percent (33%) for each of the first four Agency Periods, thirty percent (30%) for each of the 5th to 7th Agency Periods, and twenty-five percent (25%) for each of the 8th to 11th Agency Periods.
     (e) Within ten (10) days upon the end of a full quarter during any Agency Period, if SINA reasonably determines based on the information to its knowledge and/or provided by SINA Agent that the total List Price of Offsite Advertising Inventory actually sold by SINA Agent during such quarter has been equal to or more than the amount of Leju Advertising Gross Revenue multiplied by four (4) and further multiplied by sixty percent (60%), SINA has the discretion to give a writing notice to Leju (“Suspension Notice”), describing such circumstance and stating the decision of SINA to suspend providing Commercial Advertising Inventory to SINA Agent during the remainder of such Agency Period. Upon receipt of Suspension Notice, SINA Agent shall immediately terminate its sale of any Commercial Advertising Inventory; provided, however, that Suspension Notice will not have effect on such Commercial Advertising Inventory the offering of which has been completed or scheduled, and for which SINA Agent has entered into binding advertising agreement with the advertiser or its agent. When SINA Agent provides to SINA true information reasonably evidencing that the total List Price of Offsite Advertising Inventory actually sold by SINA Agent is less than the product of Leju Advertising Gross Revenue multiplied by four (4) and further multiplied by forty percent (40%), SINA shall restore its provision of Commercial Advertising Inventory to SINA Agent, upon which restoration the Suspension Notice given by SINA shall terminate automatically.
     (f) If the total List Price of any Offsite Advertising actually sold by SINA Agent by December 31 of any Agency Period fails to reach the Offsite Inventory Cap for such Agency Period, the shortfall amount shall be automatically reset to zero at 24:00 of such 31st of December and not be carried over into the next Agency Period.
     (g) Without prior written consent of SINA, SINA Agent may not sale Offsite Advertising Inventory, or use Offsite Advertising Inventory by way of advertising exchange with other Person, in connection with the offering of Non-Real Estate Advertising.
     (h) Nothing in this Agreement shall be construed in any way to restrict SINA or any of its Affiliates from directly selling or authorizing any Person to sell the Excluded Advertising Inventory for the offering of any kind of advertising (including Real Estate Advertising, Derivative Real Estate Advertising and Non-Real Estate Advertising). Notwithstanding anything to the contrary herein, SINA and any of its Affiliates shall have the right to directly sell or authorize any Person to sell the Offsite Advertising Inventory for the offering of Non-Real Estate Advertising and Derivative Real Estate Advertising subject to the SINA Approval Procedures and Rules.
     2.02 Sale Agency for Leju Channel Advertising Inventory.
     (a) Pursuant to the terms and conditions of this Agreement, Leju shall, and shall procure any Leju Affiliate operating Leju Channels to, authorize SINA and any SINA Wholly-owned Subsidiary designated by SINA in writing from time to time (collectively, “Leju Agent”) as the sole and exclusive agent of Leju and subject to the advertising procedures and inventory release guidelines to be formulated by Leju, if any, which is applicable to any other major advertising agent of Leju and consistent with the general practice of Internet advertising industry (“Leju Approval Procedures and Rules”), to sell any Advertising Inventory on Leju Channels (“Leju Channel Advertising Inventory”) in connection with offering of Non-Real Estate Advertising during the term hereof. For avoidance of any doubt, during the term of this Agreement, neither Leju nor any Leju Affiliate operating Leju Channels may directly or authorize any Person other than Leju Agent to sell Leju Channel Advertising Inventory in connection with the offering of Non-Real Estate Advertising. Leju shall have the right to amend the Leju Approval Procedures and Rules from time to time, provided that such amendment shall also be applicable to any other major advertising agent of Leju and consistent with the general practice of Internet advertising industry.
     (b) Without prior written consent of Leju, Leju Agent may not sell Leju Channel Advertising Inventory, or use Leju Channel Advertising Inventory by way of advertising exchange with other Person, in connection with the offering of Real Estate Advertising.
     (c) Nothing in this Agreement shall be construed in any way to restrict Leju or any of its Affiliates from directly selling or authorizing any Person to sell any Leju Channel Advertising Inventory in connection with the offering of Real Estate Advertising and Derivative Real Estate Advertising.
     2.03 Sale of Derivative Real Estate Advertising.
     (a) If any Party (“Derivative Advertising Applicant”) intends to offer any Derivative Real Estate Advertising on the Advertising Inventory owned by the other Party (“Derivative Advertising Applicantee”), the Derivative Advertising Applicant, prior to its first offering of such Derivative Real Estate Advertising, shall give a writing notice to the Derivative Advertising Applicantee, setting forth the type of the advertiser and content of the Derivative Real Estate Advertising intended to offer. If the Derivative Advertising Applicantee in its reasonable judgment believes the advertising described in such notice is Derivative Real Estate Advertising, it shall give its consent to the Derivative Advertising Applicant in writing within three (3) days upon its receipt of such notice. No advertising shall be deemed as Derivative Real Estate Advertising unless and until agreement by the Parties in writing subject to the procedures of this Section 2.03(a).
     (b) If any type of Derivative Real Estate Advertising has been mutually agreed by the Parties in writing according to the procedures set forth under Section 2.03(a) of this Agreement, each Party may offer any Derivative Real Estate Advertising under such type pursuant to Section 2.03 (c) or (d) of this Agreement without regards to the approval procedures set forth under Section 2.03(a) of this Agreement; provided, however, that each Party may refuse to offer such particular advertising if such Party raises reasonable challenge as to whether such particular advertising is under the type of the Derivative Real Estate Advertising mutually agreed by the Parties in writing under Section 2.03(a) of this Agreement, until and unless such particular advertising is mutually agreed by the Parties in writing pursuant to Section 2.03(a) of this Agreement.
     (c) During the term hereof, SINA shall, and shall procure any SINA Affiliate operating SINA Website to, authorize SINA Agent to sell, on non-sole and non-exclusive basis and subject to the SINA Approval Procedures and Rules, Advertising Inventory on SINA Website other than

Leju Channels in connection with the offering of Derivative Real Estate Advertising.
     (d) During the term hereof, Leju shall, and shall procure any Leju Affiliate operating Leju Channels to, authorize Leju Agent to sell, on non-sole and non-exclusive basis and subject to the Leju Approval Procedures and Rules (if any), Advertising Inventory on Leju Channel Advertising Inventory in connection with the offering of Derivative Real Estate Advertising.
     (e) Nothing in this Agreement shall be construed to restrict any Party from directly or authorizing any Person to sell any Advertising Inventory owned by such Party in connection with the offering of any type of Derivative Real Estate Advertising.
     2.04 Scope of Authorization. Unless specifically authorized or provided under this Agreement, none of the Parties or their respective Affiliates shall have the authority to act as the agent for or on behalf of, or enter into any document legally binding upon, or incur any expense or disbursement upon, the other Party or its Affiliates. Unless specifically authorized or provided under this Agreement, nothing in this Agreement shall be deemed to require one Party to grant or license any intellectual property or any other technology to the other Party or its Affiliates.
     2.05 No Partnership. Unless otherwise provided hereunder, nothing in this Agreement shall create any associations, partnership, joint venture or the relationship of principal and agent between the Parties, and the Parties shall be, with respect to each other, independent contractors and neither Party shall obligate the other in any way.
ARTICLE III
GIVEAWAY OF ADVERTISING INVENTORY
     3.01 Principle. Except as provided under this Article 3 hereof, neither Party is obliged to provide giveaway Advertising Inventory to the other Party.
     3.02 Giveaway Corresponding to Fixed Location Advertising Inventory.
     (a) Corresponding to the Fixed Location Advertising Inventory provided by SINA to SINA Agent in any Agency Period, SINA shall provide SINA Agent giveaway Advertising Inventory as follows (“Fixed Location Giveaway Advertising Inventory”):
     The Fixed Location Giveaway Advertising Inventory provided by SINA to SINA Agent during any Agency Period shall have a total List Price equal to the product of

Fixed Location Advertising Annual Cap of such Agency Period multiplied by seventy percent (70%).
     (b) Fixed Location Giveaway Advertising Inventory consists of:
     (i) Fixed location Advertising provided on the days other than Business Days during an Agency Period (“Holiday Giveaway Inventory”);
     (ii) Subject to the Advertising Inventory giveaway policies made and amended from time to time by SINA, Advertising Inventory generally identified by SINA on such channels as digital, chat, picture, forum, mobile phone, books, foods, Shanghai, Guangdong, military, guests , cartoons, Q&A, weather and F1 (“Designated Giveaway Inventory”). The Designated Giveaway Inventory in an Agency Period shall have a total List Price equal to the product of the total List Price of Fixed Location Giveaway Advertising Inventory of such Agency Period multiplied by sixty percent (60%). SINA is entitled to make reasonable adjustment to the location and display period in connection with the offering of Designated Giveaway Inventory according to the Advertising Inventory giveaway policies made and changed from time to time by SINA; and;
     (iii) Subject to the Advertising Inventory giveaway policies made and amended from time to time by SINA, such Advertising Inventory on SINA Website as agreed by the Parties (“Self-Selected Giveaway Inventory”). The Self-Selected Giveaway Inventory in an Agency Period shall have a total List Price equal to the balance of total List Price of Fixed Location Giveaway Advertising Inventory less the total List Price of Holiday Giveaway Inventory, and further less the total List Price of Designated Giveaway Inventory, each in such Agency Period.
     (c) If the total List Price of Fixed Location Giveaway Advertising actually used by SINA Agent by December 31 of any Agency Period fails to reach the total List Price of Fixed Location Giveaway Advertising Inventory provided by SINA to SINA Agent under Section 3.02(a) hereof for such Agency Period, the shortfall amount shall be automatically reset to zero at 24:00 of such 31st of December and not be carried over into the next Agency Period.
     3.03 Giveaway Corresponding to Commercial Advertising Inventory.
     (a) Corresponding to the Commercial Advertising Inventory provided by SINA to SINA Agent in any Agency Period, SINA shall provide

SINA Agent giveaway Advertising Inventory as follows (“Commercial Giveaway Advertising Inventory”) :
     The Commercial Giveaway Advertising Inventory provided by SINA to SINA Agent during any Agency Period shall have a total List Price equal to the product of the total List Price of Commercial Advertising Inventory provided by SINA to SINA Agent during such Agency Period multiplied by zero point six nine (0.69) and further multiplied by one point five (1.5).
     (b) The location and display period in connection with the offering of Commercial Giveaway Advertising Inventory will be determined and adjusted by SINA in accordance with the Advertising Inventory giveaway policies made and amended from time to time by SINA.
     (c) If the total List Price of Commercial Giveaway Advertising actually used by SINA Agent by December 31st of any Agency Period fails to reach the total List Price of Commercial Giveaway Advertising Inventory provided by SINA to SINA Agent under Section 3.03(a) hereof for such Agency Period, the shortfall amount shall be automatically reset to zero at 24:00 of such 31st of December and not be carried over into the next Agency Period.
ARTICLE IV
NON-SALABLE PROMOTION INVENTORY
     4.01 Internal Advertising Inventory.
     (a) In each Agency Period, SINA shall provide the Advertising Inventory set forth below (“Internal Advertising Inventory”) to SINA Agent for the purposes provided under Section 4.03(b) of this Agreement:
     For the first Agency Period, the total List Price of the Internal Advertising Inventory provided by SINA to SINA Agent shall be the amount of the total List Price of all Advertising Inventory on the SINA Website actually used for the promotion of SINA’s brand, products, services and images in the immediately preceding year, multiplied by three percent (3%), further multiplied by the number of calendar days in the first Agency Period, and divided by 365.
     From and including the second Agency Period to and including the 11th Agency Period, the total List Price of the Internal Advertising Inventory provided by SINA to SINA Agent in each Agency Period shall be the following amount, whichever is lower:

     (i) the total List Price of all Advertising Inventory on the SINA Website actually used for the promotion of SINA’s brand, products, services and images in the immediately preceding year multiplied by three percent (3%); provided, for the 11th Agency Period, it shall be the total List Price of all Advertising Inventory on the SINA Website actually used for the promotion of SINA’s brand, products, services and images in the immediately preceding year multiplied by three percent (3%), further multiplied by the number of calendar days in the first or the 11th Agency Period, as applicable, then divided by 365; and
     (ii) Internal Advertising Annual Cap (“Internal Advertising Annual Cap”), which shall be: for the second Agency Period, an amount equal to the total List Price of the Offsite Advertising Inventory actually sold to clients by SINA Agents in the immediately preceding Agency Period multiplied by 365, then divided by the number of calendar days in such immediately preceding Agency Period; for each of the Agency Period from and including the third Agency Period to and including the 10th Agency Period, an amount equal to the total List Price of the Offsite Advertising Inventory actually sold to clients by SINA Agents in the immediately preceding Agency Period; and for the 11th Agency Period, an amount equal to the total List Price of the Offsite Advertising Inventory actually sold to clients by SINA Agents in the immediately preceding Agency Period multiplied by the number of calendar days in the 11th Agency Period, then divided by 365.
     (b) Upon Leju’s request and subject to SINA’s consent, SINA may provide additional Internal Advertising Inventory to SINA Agent for the purposes provided under Section 4.03(b) in this Agreement.
     4.02 Content Promotion Location.
     (a) Within the term of this Agreement, SINA shall provide the Content Promotion Location set forth in Schedule E of this Agreement (“Content Promotion Location”) to SINA Agent for the purposes provided under Section 4.03(b) in this Agreement.
     (b) Leju shall, and shall cause SINA Agent to, examine and censor any content published on any Content Promotion Location. Similarly, SINA shall have the right to examine and censor any content published by SINA Agent on any Content Promotion Location. Leju shall, and shall cause SINA Agent to, remove any offending content including, but not limited to, any illegal materials, pornographic, obscene or sexually explicit materials, materials of a violent nature, or politically sensitive materials, as soon as possible after it becomes aware of such offending content but in no event later than the timeframe prescribed by the Governmental Authority after receipt of oral or written notice from SINA or such Governmental Authority. Any SINA Agent’s failure to comply with this Section 4.02(b) shall be deemed a material breach of this Agreement by Leju. Without limiting the foregoing obligations, Leju acknowledges that SINA shall have the right to remove such offending content from the Content Promotion Location.
     (c) In the event SINA receives notice from any Governmental Authority that the Content Promotion Location contain any offending Content where (i) the basis or nature of such offense has not previously been identified by any Governmental Authority as offensive or inappropriate and (ii) SINA Agent has not also received notice from such Governmental Authority, SINA shall promptly notify Leju of SINA’s receipt thereof. Leju shall, and shall cause SINA Agent to, then use best efforts to remove such content as soon as possible in accordance with the instructions of such Governmental Authority. Notwithstanding the foregoing or anything in Section 8.02 to the contrary, in the event SINA fails to notify Leju of SINA’s receipt of such notice from a Governmental Authority, such that SINA Agent does not have sufficient time to remove such offending content, SINA Agent shall not be liable for any fines or penalties imposed by a Governmental Authority in connection with such offending content.
     4.03 No Sale.
     (a) Without SINA’s prior written consent, SINA Agent shall not sell, assign, exchange, lease, license or transfer the Internal Advertising Inventory and/or Content Promotion Location in other manners.
     (b) Internal Advertising Inventory and Content Promotion Location shall only be used for (i) the promotion of the websites under the name of Leju and any Leju Wholly-owned Subsidiary, and brands, images, products and services of Leju and any Leju Wholly-owned Subsidiary (“Identified Brand”), (ii) the setup of external links connecting to the websites set forth in Schedule F of this Agreement (“Identified Website”), and (iii) the publishing of real estate related ranking list prepared by CRIC or any of its Affiliate. For avoidance of doubt, without SINA’s prior written consent, SINA Agent may not promote, publish, post, display or imply any of “”, “CRIC” or similar brand, identification, trademark, trade name, image, graph, character, typeface, symbol and information on the Internal Advertising Inventory and/or Content Promotion Location, shall not set up any external links connecting to any website, domain name or webpage other than Identified Website on the Internal Advertising Inventory and/or Content Promotion Location, and shall not promote or publish any brand, image, product and service other than Identified Brand, with exception of the real estate related ranking list prepared by CRIC and any of its Affiliate.

     4.04 No Carry-Over. As of December 31 of any Agency Period, if SINA Agent fails to actually use all Internal Advertising Inventory and Content Promotion Location provided by SINA pursuant Section 4.01 and Section 4.02 of this Agreement in such Agency Period, such unused parts will be reset automatically on 24:00 of such 31st of December and shall not be carried over to the next Agency Period by any means.
ARTICLE V
CALCULATION AND ADJUSTMENT OF LIST PRICE; ADJUSTMENT OF INVENTORY
     5.01 Basic Principles. Any adjustment to the List Price of Advertising Inventory pursuant to this Agreement shall not apply to the Advertising Inventory with respect to which any SINA Agent has completed advertising, fixed the advertising schedule and entered into legally binding advertising agreement with corresponding advertiser or its agent pursuant to this Agreement at the time of such adjustment.
     5.02 Annual Adjustment of the List Price of Fixed Location Advertising Inventory. Without affecting the Fixed Location Advertising Annual Cap, starting from 2011, Parties shall adjust the List Price of Fixed Location Advertising Inventory on November 15 of each Agency Period pursuant to the following provisions:
     (a) Prior to November 5th of each Agency Period, SINA shall send a written notice (“UIP Data Notice”) to Leju specifying the number calculated by SINA based upon its daily monitoring data for (i) the unique IP address visits (“UIP”) to the webpage/channel where each Fixed Location Advertising Inventory is located (“Fixed Location Advertising Location”) from January 1st to October 31st of such Agency Period (“Webpage UIP Number”), and (ii) the change of the Webpage UIP Number for each Fixed Location Advertising Location of such Agency Period from the immediately preceding Agency Period, calculated according to following formula and expressed in percentage (“UIP Change Rate”): UIP Change Rate = (CR – PR)÷ PR × 100%, where:
     CR represents the Webpage UIP Number of such Fixed Location Advertising Location in such Agency Period; and
     PR represents the Webpage UIP Number of such Fixed Location Advertising Location in the immediately preceding Agency Period.
     (b) Prior to November 15th, the Parties shall adjust the List Price of each Fixed Location Advertising Location in written pursuant to the following provisions:

     (i) With respect to Fixed Location Advertising Location, if the UIP Change Rate of such Agency Period is zero (0), the List Price applicable to such Fixed Location Advertising Location for the next Agency Period will remain unchanged;
     (ii) With respect to Fixed Location Advertising Location, if the UIP Change Rate of such Agency Period is not equal to zero (0), the List Price applicable to such Fixed Location Advertising Location for the next Agency Period will be an amount equal to the List Price of such Fixed Location Advertising Location in such Agency Period multiplied by (1+R), of which R represents the UIP Change Rate of such Fixed Location Advertising Location in such Agency Period, expressed in percentage; provided, if the UIP Change Rate exceeds positive fifteen percent (+15%), R shall be positive fifteen percent (+15%); if the UIP Change Rate is less than negative fifteen percent
(-15%), R shall be negative fifteen percent (-15%).
     (iii) If the total amount of the List Price of all Fixed Location Advertising Location after the forgoing adjustment exceeds the Fixed Location Advertising Annual Cap, SINA shall have the right to remove appropriate amount of Fixed Location Advertising Location from the list of the Fixed Location Advertising Location of such Agency Period, and treat the rest Fixed Location Advertising Inventory as the Fixed Location Advertising Inventory provided by SINA to SINA Agents for the next Agency Period, so that the total amount of the List Price of the Fixed Location Advertising Inventory provided by SINA to SINA Agents for the next Agency Period shall be equal to the Fixed Location Advertising Annual Cap. Without prejudice to the rights of SINA to remove Fixed Location Advertising Location under this Section 5.02(b) (iii) and subject to compliance with Section 2.01 of this Agreement, the Parties shall negotiate to agree upon the specific location and/or number of Fixed Location Advertising Location to be removed.
     (iv) If the total List Price of all Fixed Location Advertising Location after the forgoing adjustment is lower than the Fixed Location Advertising Annual Cap, Leju will be entitled to request SINA to provide more Fixed Location Advertising Location, as appropriate, in addition to these Fixed Location Advertising Locations set forth in the list of Fixed Location Advertising Location for such Agency Period. Such additional Fixed Location Advertising Location and the Fixed Location Advertising Location of such Agency Period shall be collectively constitute the Fixed Location Advertising Location of such Agency Period provided by SINA to SINA Agents for the next Agency Period, so as to ensure the total List Price of the Fixed Location Advertising Inventory provided by SINA to SINA Agents for the next Agency Period be equal to the Fixed Location Advertising Annual Cap. Without prejudice to the rights of Leju to request additional Fixed Location Advertising Location under this Section 5.02(b)(iv) and subject to compliance with Section 2.01 of this Agreement, the Parties shall negotiate to agree on the specific advertising location and/or numbers of such increased Fixed Location Advertising Location. The List Price of such increased Fixed Location Advertising Location shall be determined pursuant to Section 5.04(b).
     5.03 Annual Adjustment of Fixed Location Advertising Inventory. Leju shall provide to SINA a written report on or before the 15th day of November in each Agency Period during the term of this Agreement, setting forth the total List Price (which amount may be equal to, larger, or lower than the Fixed Location Annual Cap of such Agency Period), locations and numbers of the Fixed Location Advertising Inventory that SINA Agent plans to sell in the immediately next Agency Period. Upon receipt of such written report, the Parties shall negotiate the items listed therein in good faith and reach agreement in writing no later than the 15th day of January in the immediately next Agency Period. The Fixed Location Annual Cap, and locations and numbers of Fixed Location Advertising Inventory available in the immediately next Agency Period shall be those as agreed by the Parties in writing.
     5.04 Temporary Adjustment of Fixed Location Advertising Inventory. Except for any adjustment set forth in Section 5.02 and Section 5.03, if any Party of this Agreement intends to (i) change the location of the Fixed Location Advertising Inventory or replace the former Fixed Location Advertising Inventory with new Fixed Location Advertising Inventory, in each case without affecting Fixed Location Annual Cap, or (ii) increase or reduce Fixed Location Advertising Inventory, such Party shall deliver a written notice to the other Party sixty (60) days in advance, which specifies the detailed proposal of the change of Fixed Location Advertising Inventory and the effective time of such change. Upon receipt of such written notice by the other Party, the Parties shall negotiate to agree on the plan of the change of Fixed Location Advertising Inventory and conclude such agreement in writing.
     (b) With respect to any increased Fixed Location Advertising Location pursuant to Section 5.02, Section 5.03 and 5.04(a), its List Price shall be calculated in accordance with the following methods:
     (i) If the increased Fixed Location Advertising Location has not been sold, its List Price shall be mutually agreed by Parties;
     (ii) If the increased Fixed Location Advertising Location has been actually sold, its List Price shall be equal to the List Price fixed and announced by SINA according to its uniform price policy at that time.
     5.05 The List Price of Commercial Advertising. SINA shall have the right to adjust the List Price of Commercial Advertising Inventory according to its uniform price policy from time to time.

     5.06 The List Price of Giveaway Advertising. SINA shall have the right to adjust the List Prices of Fixed Location Giveaway Advertising Inventory and Commercial Giveaway Advertising Inventory according to its uniform price policy and giveaway policy of Advertising Inventory from time to time.
     5.07 The List Price of Internal Advertising Inventory. SINA shall have the right to adjust the List Prices of Internal Advertising Inventory according to its uniform price policy from time to time.
     5.08 The Adjustment of Content Promotion Location. Under the following circumstances, the Party proposing the change of Content Promotion Location shall notify the other Party in written and at least sixty (60) days in advance of the proposal and time of the change. Upon the receiving of such written notice by the other Party, Parties shall negotiate to resolve the issue of change of Content Promotion Location:
     (i) SINA needs to modify the webpage where the Content Promotion Location locates;
     (ii) Leju need to increase Content Promotion Location or relocate the existing Content Promotion Location; or
     (iii) Other circumstances mutually agreed by Parties.
ARTICLE VI
DISTRIBUTION AND PAYMENT OF ADVERTISING REVENUE
     6.01 Basic Principles. Unless expressly agreed in this Agreement or by Parties otherwise, either Party shall have no right to collect, share or claim any Advertising Revenue, agency commission, sales commission or charges in other manners from the other Party, or request the other Party to bear any costs and expenses.
     6.02 Payment corresponding to Offsite Advertising Inventory.
     (a) As the consideration for the Advertising Inventory provided and the sales agency of Advertising Inventory granted by SINA to SINA Agents for each Agency Period pursuant to Section 2.01, Article 3 and Article 4 of this Agreement, SINA shall have the right to collect the following charges (“SINA Advertising Inventory Fee”) from SINA Agents:
     (i) If the total List Price of Offsite Advertising Inventory actually sold by SINA Agents in such Agency Period does not exceed Offsite Inventory Cap, the SINA Advertising Inventory Fee of such

Agency Period shall be the product of the total List Price of Offsite Advertising Inventory actually sold by SINA Agents in such Agency Period multiplied by twenty-five percent (25%), further multiplied by fifteen percent (15%).
     (ii) If the total List Price of Offsite Advertising Inventory actually sold by SINA Agents in such Agency Period exceeds Offsite Inventory Cap of such Agency Period, the SINA Advertising Inventory Fee of such Agency Period shall be the sum of (i) the product of the Offsite Inventory Cap of such Agency Period multiplied by twenty-five percent (25%) and further multiplied by fifteen percent (15%), plus (ii) the amount calculated in accordance with the following formula:
(LR - M) × 25% × 85%, of which: LR represents the total List Price of Offsite Advertising Inventory actually sold by SINA Agents in such Agency Period, and M represents the Offsite Inventory Cap of such Agency Period.
     (b) Within thirty (30) Business Days following the end of each calendar quarter, Leju shall submit a written notice (“Leju Quarterly Revenue Notice”) to SINA, truly presenting (i) the total amount of the List Price of Offsite Advertising Inventory actually sold by SINA Agents; and (ii) the Advertising Revenue generated from the Offsite Advertising Inventory actually sold by SINA Agents and the Advertising Revenue generated from the Advertising Inventory on Leju Channels actually sold by Leju and its Affiliate (collectively, “Leju Quarterly Advertising Revenue”). Simultaneously with the submission of Leju Quarterly Revenue Notice to SINA, Leju shall, and shall cause each SINA Agent to, pay the charge calculated on the following method to the bank account designated by SINA (“Leju Quarterly Payment”):
Leju Quarterly Payment shall be an amount equal to the product of total List Price of Offsite Advertising Inventory actually sold by SINA Agents in such quarter multiplied by twenty five percent (25%) and further multiplied by fifteen percent (15%).
SINA shall issue invoices to SINA Agents within three (3) Business Days upon receiving the Leju Quarterly Payment.
     (c) Within thirty (30) Business Days following the end of each Agency Period, Leju shall submit a written notice (“Leju Annual Revenue Notice”) to SINA, which truly reveals in such Agency Period (i) the total amount of the List Price of Offsite Advertising Inventory actually sold by SINA Agents; and (ii) the Advertising Revenue generated from the Offsite Advertising Inventory actually sold by SINA Agents and the Advertising Revenue generated from the Advertising Inventory on Leju Channels actually sold by Leju and its Affiliate (collectively, “Leju Annual Advertising

Revenue”). If the aggregate amount of each Leju Quarterly Payment paid by Leju to SINA in such Agency Period is lower than the SINA Advertising Inventory Fee payable by SINA Agent to SINA pursuant to Section 6.02(a) of this Agreement, Leju shall, and shall cause each SINA Agent to, pay the shortfall amount therefrom to a bank account designated by SINA simultaneously with submission of the Leju Annual Revenue Notice to SINA. SINA shall issue invoice to Leju within three (3) Business Days upon its receipt of such shortfall amount. If the aggregate amount of each Leju Quarterly Payment paid by Leju to SINA in such Agency Period is higher than the SINA Advertising Inventory Fee payable by SINA Agent to SINA pursuant to Section 6.02(a) of this Agreement, SINA shall pay the excess amount therefrom to a bank account designated by Leju within three (3) Business Days upon its receipt of Leju Annual Revenue Notice submitted by Leju. SINA and Leju shall jointly make invoice adjustment in accordance with applicable financial regulations within three (3) Business Days upon receipt of such excess amount by Leju, so as to make the invoiced amount consistent with the amount actual paid by SINA Agents.
     6.03 Payment corresponding to Advertising Inventory on Leju Channels.
     (a) As the consideration for the Advertising Inventory provided and the sales agency of Advertising Inventory granted by Leju to Leju Agents pursuant to Section 2.02, Leju shall have the right to collect the following charges (“Leju Advertising Inventory Fee”) from Leju Agent:
Leju Advertising Inventory Fee shall be an amount equal to the product of the Advertising Revenue generated from the sale of Advertising Inventory on Leju Channels by Leju Agents multiplied by eighty-five percent (85%).
     (b) Within thirty (30) Business Days following the end of each calendar quarter, SINA shall submit a written notice to Leju, truly presenting the Advertising Revenue generated from the sale of Advertising Inventory on Leju Channels by Leju Agents during such quarter. Simultaneously with such submission, SINA shall, and shall cause each Leju Agent to, pay the Leju Advertising Inventory Fee calculated pursuant to Section 6.03(a) of this Agreement to a bank account designated by Leju. Leju shall issue invoice to Leju Agents within three (3) Business Days upon its receipt of the Leju Advertising Inventory Fee.
     6.04 Payment corresponding to Derivative Real Estate Advertising Inventory.
     (a) As the consideration for the Advertising Inventory provided and the sales agency of Advertising Inventory granted by SINA to SINA Agents pursuant to Section 2.03(c), SINA shall have the right to collect the following charges (“SINA Derivative Real Estate Advertising Inventory Fee”) from SINA Agents:
SINA Derivative Real Estate Advertising Inventory Fee is equal to eighty-five percent (85%) of the Advertising Revenue generated from the Advertising Inventory on the SINA Website but other than Leju Channels sold by SINA Agents pursuant to Section 2.03(c) of this Agreement.
     (b) Within thirty (30) Business Days following the end of each calendar quarter, Leju shall submit a written notice to SINA, truly presenting the Advertising Revenue generated from the sale of Advertising Inventory on the SINA Website (other than Leju Channels) during such quarter by SINA Agent pursuant to Section 2.03(c) of this Agreement. Simultaneously with such submission, Leju shall, and shall cause each SINA Agent to, pay SINA Derivative Real Estate Advertising Inventory Fee calculated pursuant to Section 6.04(a) to a bank account designated by SINA. SINA shall issue invoice to SINA Agents within three (3) Business Days upon its receipt of SINA Derivative Real Estate Advertising Inventory Fee.
     (c) As the consideration for the Advertising Inventory provided and the sales agency of Advertising Inventory granted by Leju to Leju Agents pursuant to Section 2.03(d), Leju shall have the right to collect the following charges (“Leju Derivative Real Estate Advertising Inventory Fee”) from SINA:
Leju Derivative Real Estate Advertising Inventory Fee is equal to eighty-five percent (85%) of the Advertising Revenue generated from the Advertising Inventory on Leju Channels sold by Leju Agents pursuant to Section 2.03(d) of this Agreement.
     (d) Within thirty (30) Business Days following the end of each calendar quarter, SINA shall submit a written notice to Leju, truly presenting the Advertising Revenue generated from the sale of Advertising Inventory on Leju Channels during such period by Leju Agents pursuant to Section 2.03(d) of this Agreement. Simultaneously with such submission, SINA shall, and shall cause each Leju Agent to, pay Leju Derivative Real Estate Advertising Inventory Fee calculated pursuant to Section 6.04(c) to a bank account designated by Leju. Leju shall issue invoice to Leju Agents within three (3) Business Days upon its receipt of the Leju Derivative Real Estate Advertising Inventory Fee.
     6.05 Payment under Section 2.01(g). For any Advertising Inventory sold by SINA Agents in violation of Section 2.01(g) of this Agreement, SINA shall have the right to collect entire Advertising Revenue from SINA Agents.

     6.06 Payment under Section 2.02(b). For any Advertising Inventory sold by Leju Agents in violation of Section 2.02(b) of this Agreement, Leju shall have the right to collect entire Advertising Revenue from Leju Agents.
     6.07 Payment Liabilities.
     (a) For any payment maid by SINA Agents to SINA pursuant to this Article 6, Leju shall assume irrevocable joint and several liability to SINA.
     (b) For any payment payable by Leju Agent to Leju pursuant to this Article 6, SINA shall assume irrevocable joint and several liability to Leju.
ARTICLE VII
ADVERTISING REVIEW; ACCESS TO INFORMATION; AUDIT
     7.01 SINA’s Advertising Review.
     (a) Subject to prior review of SINA, SINA Agent may offer any advertising in compliance with SINA Approval Procedures and Rules on any SINA Advertising Inventory, including Internal Advertising Inventory, that may be sold and used by SINA Agent under this Agreement.
     (b) SINA shall have refusal right to place and release an advertising if such advertising is deemed to be against to Section 2.01(g) and/or Section 4.03(b) of this Agreement after SINA’s review of such advertising submitted by SINA Agent pursuant to Section 7.01(a) of this Agreement. And SINA shall have right to immediately terminate the release and remove such advertising if SINA finds that any advertising placed by SINA Agent is against to Section 2.01(g) and/or Section 4.03(b) of this Agreement.
     7.02 Leju’s Advertising Review.
     (a) Subject to reasonable prior review of Leju, Leju Agent may offer any advertising in compliance with Leju Approval Procedures and Rules on any Leju Advertising Inventory that may be sold by Leju Agent under this Agreement.
     (b) Leju shall have refusal right to place and release an advertising if such advertising is deemed to be against to Section 2.02(b) of this

Agreement after Leju’s review of such advertising submitted by Leju Agent pursuant to Section 7.02(a) of this Agreement. And Leju shall have right to immediately terminate the release and remove such advertising if Leju finds that any advertising placed by Leju Agent is against to Section 2.02(b) of this Agreement.
     7.03 Access to Information. From the date hereof until six months after the expiration of this Agreement, upon reasonable notice, each Party shall cause its officers, directors, employees, agents, representatives, accountants and counsel to: (i) afford the officers, employees, agents, accountants, counsel and representatives of the other Party reasonable access, during normal business hours, to the books and records of such Party and (ii) furnish to the officers, employees, agents, accountants, counsel and representatives of the other Party such additional financial and operating data and other information (or legible copies thereof) as the other Party may from time to time reasonably request.
     7.04 Audit. In order to verify the accuracy of any written notice or report (including but not limited to Leju Quarterly Revenue Notice and Leju Annual Revenue Notice, but excluding any written notice issued by any Party pursuant to Section 9.02 of this Agreement) issued by the other Party, each Party may, within six months upon its receipt of such notice or report, retain an external auditor (which auditor shall be qualified under U.S. GAAP) to audit the books and records of the other Party. Any such audit may be conducted only with reasonable notice, during the normal business hours of the Party under audit, and at the sole cost and expense of the auditing Party.
ARTICLE VIII
REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
     8.01 Representations, Covenants and Warranties.
     (a) Each Party represents and warrants to the other Party that (i) it has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) the execution, delivery and performance of this Agreement by it and the consummation by it of the transactions contemplated hereby are in compliance with its registered business scope, have been duly authorized and approved by all necessary board and shareholder action, and will not conflict with any Law or Governmental Order applicable to it or result in the breach of or require any consent under, contract, agreements or other legal documents that have binding effect on it; and (iii) it is not subject to any bankruptcy or insolvency proceedings.
     (b) Each Party acknowledges and undertakes to perform this Agreement in accordance with PRC and any other applicable Law, including without limitation designating any of its duly qualified Affiliate to exercise its rights and perform its obligations under this Agreement, and cause their respective Affiliates de facto performing this Agreement to enter into further agreement, in each case to comply with applicable requirement under PRC Law. For avoidance of doubt, each Party is liable to perform any of its obligations under this Agreement if any of its Affiliate fails to do so.
     8.02 Indemnification. Each Party agrees to defend, indemnify and hold the other Party and its Affiliates, directors, officers, employees, and agents harmless from all claims, demands, suits, causes of action, losses, damages, judgments, costs and expenses (including reasonable attorneys’ fees and arbitration fees) from and against any and all direct losses and foreseeable indirect losses suffered or incurred by them arising out of or resulting from any breach of such Party of any provision of this Agreement.
ARTICLE IX
EFFECTIVENESS; EXTENSION; TERMINATION
     9.01 Effectiveness and Term. The term of this Agreement (the “Initial Term”) shall be ten (10) years commencing from the date of this Agreement. Within twelve months before expiration date (the “Expiration Date”) of the Initial Term, Parties shall endeavor to negotiate the extension of this Agreement.
     9.02 Termination.
     (a) This Agreement may be terminated by unanimous consent of SINA and Leju.
     (b) If a Party to this Agreement is unable to pay its matured debt, bankruptcy or entering into bankruptcy or liquidation procedure and such bankruptcy or liquidation procedure has not been cancelled within seven (7) days, the other Party may terminate this Agreement.
     (c) SINA may terminate this Agreement by providing prior written notice to Leju upon:
     (i) Occurrence of Leju Control Change without prior SINA’s written consent;
     (ii) Occurrence of CRIC Control Change;
     (iii) The material default or breach by Leju or its any affiliate of any provision of this Agreement, and, if such default or breach is capable of cure, such default or breach continues uncured for a period of thirty (30) days after receipt of written notice thereof; provided, however, that in the event that Leju has in good faith commenced cure within such thirty (30) day period, but cannot practically cure such default or breach within such thirty (30) day period, the Parties shall negotiate a reasonable additional period (not more than sixty (60) days) to cure. The Parties hereby agree and acknowledge that if SINA Agent sells or provides any Advertising Inventory against Section 2.01(g) and/or Section 4.03(b) of this Agreement and advertising revenue, which is caused by such activity in any calendar quarter, is five percent (5%) more than Leju Advertising Revenue of such quarter, and such event shall be deemed one of the events that constitute a material breach of this Agreement by Leju.
     (d) Leju may issue a written notice to SINA to terminate this Agreement upon:
     (i) The material default or breach by SINA or its any affiliate of any provision of this Agreement, and, if such default or breach is capable of cure, such default or breach continues uncured for a period of thirty (30) days after receipt of written notice thereof; provided, however, that in the event that SINA has in good faith commenced cure within such thirty (30) day period, but cannot practically cure such default or breach within such thirty (30) day period, the Parties shall negotiate a reasonable additional period (not more than sixty (60) days) to cure. The Parties hereby agree and acknowledge that if Leju Agent sells or provides any Advertising Inventory against Section 2.02(b) of this Agreement and advertising revenue, which is caused by such activity in any calendar quarter, is five percent (5%) more than Leju Advertising Revenue of such quarter, and such event shall be deemed one of the events that constitute a material breach of this Agreement by SINA.
     9.03 Consequence of Termination. Upon the termination of this Agreement:
     (a) all rights or interest granted to SINA Agents or Leju Agents, as the case may be, shall immediately terminated;
     (b) SINA Agent shall immediately cease agency sale of any Advertising Inventory (including Giveaway Advertising Inventory) that is provided by SINA pursuant to this Agreement; and cease to utilize any Internal Advertising Inventory or Content Promotion Location that is provided by any SINA pursuant to this Agreement;
     (c) Leju Agent shall immediately cease agency sale of any Advertising Inventory that is provided by Leju pursuant to this Agreement; and

Any amounts owing from one Party to the other Party shall be paid within 10 Business Days after the termination of this Agreement.
     9.04 Survival. The duties and obligations of the Parties under Section 8.02, Section 9.03 and Article 10 shall survive any termination or expiration of this Agreement.
ARTICLE X
GENERAL PROVISIONS
     10.01 Confidentiality. In performing its obligations under this Agreement, either Party (the “Recipient”) may obtain certain confidential information (“Confidential Information”) of the other Party (the “Disclosing Party”). For purposes of this Agreement, “Confidential Information” shall mean information, documents and other tangible things, provided by either Party to the other, in whatever form, relating to such Party’s business and marketing, including such Party’s financial information, personal information, customer lists, service plans and marketing plans, whether alone or in its compiled form and whether marked as confidential or not. The Recipient shall maintain in confidence all Confidential Information and shall not disclose such Confidential Information to any third party without the express written consent of the other Party except to those of its employees, subcontractors, consultants, representatives and agents as are necessary in connection with activities as contemplated by this Agreement. In maintaining the confidentiality of Confidential Information, the Recipient shall exercise the same degree of care that it exercises with its own confidential information, and in no event less than a reasonable degree of care. The Recipient shall ensure that each of its employees, subcontractors, consultants, representatives and agents holds in confidence and makes no use of the Confidential Information for any purpose other than those permitted under this Agreement or otherwise required by law. Upon request by the other Party, the Recipient shall return, destroy or otherwise handle as instructed by the other Party, any documents or software containing such Confidential Information, and shall not continue to use such Confidential Information. The obligation of confidentiality contained in this Section 10.01 shall not apply to the extent that (a) the Recipient is required to disclose information by order or regulation of a Governmental Authority or a court of competent jurisdiction; provided, however, that the Recipient shall not make any such disclosure without first notifying the other Party and allowing the other Party a reasonable opportunity to seek injunctive relief from (or a protective order with respect to) the obligation to make such disclosure; or (b) the Recipient can demonstrate that (i) the disclosed information was at the time of such disclosure to the Recipient already in (or thereafter enters) the public domain other than as a result of actions of the Recipient, its directors, officers, employees or agents in violation hereof, (ii) the disclosed information was rightfully known to the Recipient prior to the date of disclosure, or (iii) the disclosed information was received by the Recipient on an unrestricted basis from a source unrelated to any Party and not under a duty of confidentiality to the other Party.
     10.02 Taxes. Each Party shall be responsible for taxes that should be born by its in accordance with applicable Law. If any Party pays any taxes that should have been born by the other Party in accordance with Law, such other Party shall reimburse such Party within seven (7) days after its receipt of documentation evidencing such tax payment so incurred by such Party.
     10.03 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including but not limited to the fees and disbursements of legal counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated in this Agreement shall be paid by the Party incurring such costs and expenses.
     10.04 Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided
     (a) by hand (in which case, it shall be effective upon delivery);
     (b) by telecopy with confirmation by overnight delivery as provided in clause (c) below (in which case, it shall be effective upon receipt of confirmation of good transmission); or
     (c) by overnight delivery by a internationally recognized courier service (in which case, it shall be effective on the second (2nd) business day after being deposited with such courier service);
     in each case to the address (or telecopy number) listed below:
if to SINA:
SINA Corporation
20/F Beijing Ideal International Plaza
No. 58 Northwest 4th Ring Road
Haidian District, Beijing, 100090
People’s Republic of China
Facsimile: +86 10 8260 7166
Attention: Head of Legal Department (Xie Guomin)
Copy to (which shall not constitute any notice):
Shearman & Sterling LLP
12th Floor East Tower, Twin Towers
B-12 Jianguomenwai Dajie
Beijing 100022, China
Facsimile: +86 10 6563 6001
Attention: Lee Edwards, Esq.

if to Leju:

China Online Housing Technology Corporation
20/F Beijing Ideal International Plaza
No. 58 Northwest 4th Ring Road
Haidian District, Beijing, 100090
People’s Republic of China
Facsimile: +86 10 8260 7166
Attention: Luo Jun
Copy to (which shall not constitute any notice):
Skadden, Arps, Slate, Meagher & Flom
42/F, Edinburgh Tower, The Landmark
12 Queen’s Road Central, Hong Kong
Facsimile: +852 3740 4727
Attention: Jonathan B. Stone, Esq. and Z. Julie Gao, Esq.
     Each Party shall be entitled to specify a different address by giving notice as aforesaid to the other Party.
     10.05 Public Announcements. No Party hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or thereby or otherwise communicate with any news media without the prior written consent of the other Party, and the Parties shall cooperate as to the timing and contents of any such press release or public announcement. Notwithstanding the foregoing, where an announcement is required by Law, the Party required to make such an announcement shall notify the other Party of such (and provide a copy of such to the other Party) as soon as practicable in advance of such announcement and, to the extent practical, take the views of the other Party in respect of such announcement into account prior to making such announcement.
     10.06 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties. In such event, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     10.07 Entire Agreement. This Agreement constitutes the entire agreement of the Parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
     10.08 Assignment. This Agreement and any rights or authority granted hereunder shall not be assigned or transferred by either Party, including by operation of law, merger or otherwise, without the express written consent of the other Party; Nevertheless, either Party may assign or transfer this Agreement and any rights or authority granted under this Agreement to the Person who holds all shares directly or indirectly and has the controlling power (including the Person who is wholly controlled through the contractual arrangement) without the consent of the other Party.
     10.09 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their permitted assigns and successors, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.
     10.10 Amendment and Waiver. Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by all Parties hereto, and any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified in this Agreement) shall operate as a waiver thereof and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
     10.11 No Presumption. The Parties acknowledge that each has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any applicable law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.
     10.12 Governing Law. This Agreement and any dispute, controversy or claim arising from or in connection with this Agreement or its subject matter shall be governed by, and construed in accordance with, the Laws of Hong Kong.
     10.13 Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including any dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each a “Dispute”) shall be finally settled by arbitration.
     (b) The arbitration venue shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in force (the “HKIAC Rules”).

     (c) The arbitration tribunal shall consist of three (3) arbitrators, whose appointment shall be in accordance with HKIAC Rules.
     (d) Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in Chinese.
     (e) Subject to the approval of the tribunal, any Dispute which arises subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s).
     (f) The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered.
     (g) Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the Parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.
     10.14 Specific Performance. Both Parties acknowledges and agrees that irreparable damages will be incurred and monetary compensation is not sufficient for the breach of the Agreement in all circumstances if any of the provisions of this Agreement are not performed in accordance with their specific terms, Accordingly, in addition to any other right or remedy to which each Party may be entitled, at law or in equity, each Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
     10.15 Force Majeure. Neither Party shall be liable for failure to perform any of its obligations under this Agreement during any period in which such Party cannot perform due to hacker attack, fire, flood or other natural disaster, war, embargo, riot or the intervention of any Governmental Authority, provided, however, that the Party so delayed immediately notifies the other Party of such delay. In no event shall such nonperformance by one Party be excused due to any such event for longer than ninety (90) days.
     10.16 Counterparts. This Agreement may be executed and delivered (including execution and delivery by facsimile transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 10.16.

     10.17 Termination of the original Agency Agreement. Both Parties agree that the original Agency Agreement shall be terminated immediately and shall not be in force any longer upon the Effective Date. And for the avoidance of doubt, no provision of the original Agency Agreement shall remain effective upon such termination.
[SIGNATURES ON NEXT PAGE]

     IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

SINA CORPORATION
By:	/s/ Charles Chao
Name:
Title:

CHINA ONLINE HOUSING TECHNOLOGY CORPORATION
By:	/s/ Xin Zhou
Name:
Title:

Schedule A : Types of Real Estate Advertising
1	Developer’s Advertising:
1.1	Industrial Real Estate

industrial factory, industrial park, logistics warehouses, industrial land and demand land

1.2	Commercial Real Estate

shopping center, office building, multiplex, hotel/reception and entertainment and design of commercial real estate

1.3	Residential Real Estate

ordinary residence, garden house, apartment, villa

1.4	Tourism Real Estate

holiday villa, Park house, leisure house
2	Home Construction Material Advertising:
2.1	Building Ceramics

tile, interior wall tile, exterior wall tile, paving tile, mosaic, waist line and crystal

2.2	Bath & Toilet Appliances

bathtub, basin, stool/urinal/bidet, shower room, facet, shower cabin, bathroom mirror and components

2.3	Kitchen Appliances

integrated kitchen, wall cabinet, kitchen cabinet and countertop

2.4	Residence Vertical Transportation

residence lift, panorama lift, escalator, cargo life, service lift and moving pavement

2.5	HVAC System

central air conditioning, ventilation, heating supply, cleaning/air condition for computer room, fresh air ventilator, heat collecting system, waterway system and HVAC control

2.6	Healthcare Facilities

swimming pool, playground, flooring equipment, sport and leisure equipment, flower stand and dustbin

2.7	Landscape Material

flower and seeding, gardening material, water and spring, lighting, scene, decoration material and flooring material

2.8	Floor

Laminate floor, solid wood floor, bamboo floor, cork floor, solid laminate floor, plastic floor and anti-static floor

2.9	Drop Ceiling

ceiling joist , ceiling and daylight plate

2.10	Coating

interior wall coating, exterior wall coating, floor coating, roof coating, ceiling coating, anti-corrosion coating and waterproof coating

2.11	Parking Lot

traffic control management, traffic safety facilities, traffic system software, smart parking lot, auto parking system and garage door

2.12	Door & Window

wood door & window, steel door & window, revolving door, burglarproof door, automatic door, plastic door & window, cast iron door & window, plastic-steel door & window, stainless steel door & window, aluminum door & window, glass steel door & window and garage door

2.13	Glass Curtain Wall

visible frame glass curtain wall, half invisible/ invisible frame glass curtain wall, suspended full glass curtain wall and point-supported glass curtain wall

2.14	Firefighting

fire alarm equipment, fire prevention materials and related products, firefighting equipment, emergency life-saving equipment, electrical fire safety products and personnel protective equipment

2.15	water supply and drainage

water, electricity and HVAC, pipeline and sewage system

2.16	Electrical

switch, plug and wire cable

2.17	Stone Material

stone care, artificial stone, cleaving stone, cultured stone, granite, marble, sandstone and artistic component

2.18	Roofing Materials and Technology

roofing materials and technology

2.19	System Integrator

smart building system, building facades system, HVAC system, residential lighting system, real estate information management system, water supply and drainage system, building energy-saving system, integrated kitchen, integrated bathroom, building automatic control system, security systems and electrical automation system

3	Real Estate Service Advertising:
3.1	Real Estate Enterprise Consultancy

investment and financing consultancy, management consultancy, engineering consultancy, legal consultancy, financial consultancy, accumulation fund loan, real estate securities agent and real estate investment fund

3.2	Real Estate Planning Agency

real estate market research, real estate consultancy, pre-planning and real estate sales agent

3.3	Construction/Planning

urban planning, land planning, exploration and design, construction design, engineering decoration design and curtain wall design

3.4	Property Management

property management of residence, commercial and office buildings

3.5	Landscape Planning & Design

urban landscape planning, residential landscape planning, tourism area landscape planning, commercial landscape planning, environmental art and R&D of gardening items

3.6	Garden Landscape Engineering

landscape greening engineering, garden greening, ancient architecture in garden and garden supervisor

3.7	Exterior & Interior Design

exterior design, interior design, finished flat /show flat design and business space design

3.8	Digital Building

building animation, indoor effect picture, virtual reality, animated TV advertising, bid animation and multimedia/ E-Brochure

3.9	Building Model

design and manufacture of building model, building model material and building structure model

3.10	Building Construction

building construction, fine decorated construction, external power project, reinforcement and reconstruction, project management, fire protection engineering and power transmission and distribution engineering

3.11	Commercial Real Estate Operation and Management

commercial investment and financing, business planning, business invitation service, business management and business
3.12	Real Estate Appraisal / Survey

real estate appraisal / survey

3.13	Project Bidding Agency

project bidding agency

3.14	Land Auction Agency

land auction agency

Schedule B: Location of Navigation Bar leading to Leju Channels at SINA Homepage
Note: the arrows in the following captured screen point to the locations of “real estate”, “home furnishing” and “health” of Leju Channels in the Navigation Bar of SINA Homepage, among which, “health” will be renamed as “construction” or other name otherwise agreed by both Parties.

新浪首页 - Microsoft Internet Explorer
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sina新浪网
sina.com.cn
新闻 军事 社会
财经 股票 基金
科技 手机 数码
体育 NBA 彩票
娱乐 明星 音乐
汽车 购车 赛车
博客 草根 热文
视频 播客 大片
房产 家居 健康
读书 教育 高考
女性 星座 育儿
乐库 商品 宠物
空间 邮箱 UC
论坛 圈子 相册
交友 游戏 UT
城市 广东 上海
生活 旅游 商城
短信 彩铃 彩信
3G上网卡暑期促销直降100元!
爱问搜索
网页 新闻 音乐 图片 地图 知识人 博客 资料 汽车 楼盘 铃声 彩铃
请输入关键词
搜索
Google
热门品牌专区
优惠活动
教育 培训 招生 出国
博客
新闻
北京时间 2009.6.13
特价机票预定
进行中
Internet

Schedule C: SINA Approval Procedures and Rules
A. Inventory Approval Procedures

B. Contract Approval Procedures

C. Modification Procedures

D. Advertising Inventory Release Rules
1.	Any Offsite Advertising Inventory (including Fixed Location Advertising Inventory) made available by SINA from time to time under its advertising filing system that has not been reserved and that SINA Agent intends to acquire in connection with the offering of any type of advertising contemplated under this Agreement shall be subject to the approval procedures set forth under this Schedule C, and shall:
i.	be reserved under such advertising filing system no less than twenty-five (25) Business Days prior to its offering, and completed with contract approval procedures within twenty-five (25) Business Days upon such reserve; or

ii.	be reserved under such advertising filing system no less than fifteen (15) Business Days prior to its offering, produced into a draft contract form within fifteen (15) Business Days upon such reserve, and completed with contract approval procedures no less than three (3) Business Days prior to its offering.
2.	Any Offsite Advertising Inventory unavailable under the advertising filing system (“Non-standard Inventory”) that SINA Agent intends to acquire in connection with the offering of any type of advertising contemplated under this Agreement shall be subject to the approval procedures provided under this Schedule C, produced into a draft contract form within five (5) Business Days upon the generation of the Non-standard Inventory in the Non-standard Inventory list, and completed with contract approval procedures within ten (10) Business Days upon the production of such draft contract form.

3.	SINA is entitled to release any foregoing Advertising Inventory in connection with the offering of any advertising other than Real Estate Advertising and to any and all revenue arising therefrom if SINA Agent fails to comply with the procedures and/or time requirements provided under this Schedule C.

Schedule D: Fixed Location Advertising Inventory

		Unit List Price		Total List Price
		(RMB/Piece/Paid		(RMB/Paid
Channel	Location	Day)	Piece	Day)
SINA Homepage	top to bottom	20,500	20		410,000
SINA Homepage	top to right side	17,000	9		153,000
SINA Homepage	top to left side	16,000	9		144,000
SINA Homepage	top to bottom	8,000	20		160,000
SINA Homepage	small scroll bar	9,000	5		45,000
SINA Homepage	top to bottom text link	5,500	8		44,000
SINA Homepage	left side flash (two rounds)	13,000	2		26,000
				Total:	982,000
Note: for each Agency Period, Business Day is paid day and non-Business Day belongs to Holiday Giveaway Inventory. The number of the paid day is 251 in a whole calendar year. If the Agency Period is shorter a whole calendar year (like the 1st and 11th Agency Period), the number of the paid day will be equal to that of all Business Day during such Agency Period. Accordingly, unless adjusted pursuant to Section 5.03 and/or Section 5.04(a)(ii) of this Agreement, the Fixed Location Advertising Annual Cap for each Agency Period from the 2nd to 10th Agency Period is RMB 246,482,000, and the Fixed Location Advertising Annual Cap for 1st and 11th Agency Period will be RMB982,000 multiplied by the number of Business Day during each period respectively.

Schedule E : Content Promotion Location

Channel	Location Name	Reference Webpage	Piece	Note
SINA Homepage	Auto/Real Estate	http://www.sina.com.cn/	5.5
News Center	Category I— Brief News	http://news.sina.com.cn/	2/3	Not a whole piece
	Category II— Scroll News	http://news.sina.com.cn/	7	Middle bar
			5	Left Sidebar
			6	Right Sidebar
	Pictures Channel	http://news.sina.com.cn/photo/	1	Navigation Picture
Blog Channel	Category II — Real Estate	http://blog.sina.com.cn/	10	Middle bar
			12	Left Sidebar
			10	Right Sidebar
Finance Channel	Category I —
	Finance News	http://finance.sina.com.cn/	3	Middle bar
			3	Left Sidebar
	Finance Channel	http://finance.sina.com.cn/money/index.shtml	Crosscutting	Mortgage Calculator
BBS	Category II	http://bbs.sina.com.cn/	Crosscutting

Schedule F: Identified Websites
1.	Leju Channels
2.	dichan.com
3.	winfang.com